                                                                   EXHIBIT 23.17

                               CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the headings "Item 4: Narrative Description of Business - Qualified Persons" and "Item 4: Narrative Description of Business - Savage River Iron Ore Project, Australia" in the Company's Annual Information Form for the year ended December 31, 2000, dated May 15, 2001, as incorporated by reference into the Registration Statement.

Sincerely,

______________________________
Name: Ian White
Title:

Date: November 17, 2003